EXHIBIT 3.2

                       CERTIFICATE OF AMENDMENT
               OF RESTATED CERTIFICATE OF INCORPORATION


IMC GLOBAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY THAT:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing consideration thereof at a meeting of the stockholders of said Corporation.
The resolution setting forth the proposed amendment to the Restated Certificate of Incorporation is as follows:

          RESOLVED, that the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

               "The aggregate number of shares which the Corporation shall have authority to issue is 112,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 100,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and non-assessable shares, and the holders thereof shall not be liable for any further payments in respect thereto."

SECOND: That pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of the outstanding shares of common stock of the Corporation entitled to vote on such amendment by the DGCL and the Restated Certificate of Incorporation were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Marschall I. Smith, Senior Vice President, Secretary and General Counsel of the Corporation, as of this 23rd day of October, 1995.

                              IMC GLOBAL INC.


                              By:   MARSCHALL I. SMITH
                                    Marschall I. Smith
                                    Senior Vice President, Secretary
                                    and General Counsel